Exhibit (a)(1)(v)
TARRAGON CORPORATION
Offer to Convert
Any and all Outstanding
8.00% Senior Convertible Notes due 2009
to Share of Common Stock
Pursuant to the Amended and Restated Offering Circular dated August 9, 2005
CUSIP No. 876287 AC 7
CUSIP No. 876287 AE 3
To:     Our Clients:
     Enclosed for your consideration is the amended and restated offering circular, dated August 9, 2005 (the “Offering Circular”), and the accompanying letter of transmittal (the “Letter of Transmittal”), relating to Tarragon Corporation’s (the “Company”) offer (the “Offer to Convert”) to pay a cash premium, plus accrued and unpaid interest up to, but excluding, the Expiration Date (as defined below), if holders of its outstanding 8.00% Senior Convertible Notes due 2009 (the “Convertible Notes”) agree to convert Convertible Notes into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to the terms of the Convertible Notes and upon the terms and subject to the conditions described in the enclosed Offering Circular.
     The enclosed Offering Circular is being forwarded to you as the beneficial owner of Convertible Notes held by us for your account but not registered in your name. A tender of such Convertible Notes may only be made by us as the holder of record and pursuant to your instructions. Therefore, we urge beneficial owners of Convertible Notes registered in the name of a broker, dealer, commercial bank, trust company or any other nominee to contact such registered holder promptly if they wish to transfer Convertible Notes.
     Accordingly, we request instructions as to whether you wish us to tender and deliver for conversion the Convertible Notes held by us for your account. We urge you to read the Offering Circular and Letter and Transmittal carefully before instructing us to tender your Convertible Notes. Please note, we cannot validly tender Convertible Notes without you properly completing and submitting the Notice of Conversion, the form of which is attached to the Offering Circular as Annex A (the “Notice of Conversion”), no later than 5:00 p.m., New York City time, on the Expiration Date.
     Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Convertible Notes on your behalf in accordance with the provisions of the Offer to Convert. The Offer to Convert will expire at 5:00 p.m., New York City time, on August 23, 2005 (such date and time as it may be extended, the “Expiration Date”), unless extended or earlier terminated by the Company. Any Convertible Notes tendered pursuant to the Offer to Convert may be withdrawn and revoked at any time before the Expiration Date.
     Your attention is directed to the following:
1.	The Offer to Convert is for any and all $60 million in aggregate principal amount of outstanding Convertible Notes. Holders may only tender Convertible Notes in integral multiples of $1,000 principal amount of the Convertible Notes.

2.	The Offer to Convert is subject to certain conditions set forth in the Offering Circular in the section captioned “The Offer to Convert — Conditions to the Offer to Convert.”

3.	The Offer to Convert expires at 5:00 p.m., New York City time, on August 23, 2005, unless extended or earlier terminated by the Company.

4.	You may not validly tender Convertible Notes without properly completing and submitting the Notice of Conversion no later than 5:00 p.m., New York City time, on the Expiration Date.

     If you wish to have us tender your Convertible Notes, please so instruct us by completing, executing and returning to us the instruction form that appears below.
     THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR INFORMATION ONLY AND MAY NOT BE USED DIRECTLY BY YOU TO TENDER CONVERTIBLE NOTES.
Very truly yours,

INSTRUCTIONS TO
REGISTERED HOLDER FROM BENEFICIAL HOLDER WITH RESPECT TO
THE OFFER TO CONVERT
To Registered Holder:
     The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Offer to Convert made by the Company with respect to its Convertible Notes.
     This will instruct you to tender the specified principal amount of Convertible Notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Offering Circular and accompanying Letter of Transmittal as set forth below.
     The undersigned expressly agrees to be bound by the terms of the Offer to Convert as set forth in the Offering Circular and such terms may be enforced against the undersigned.
The aggregate face amount of the Convertible Notes held by you for the account of the undersigned is (FILL IN AMOUNT):
     $_____________of the 8.00% Senior Convertible Notes due 2009.
     With respect to the Offer to Convert, the undersigned hereby instructs you (CHECK THE APPROPRIATE BOX):
A.	To Tender the following Convertible Notes held by you for the account of the undersigned (insert principal amount of Convertible Notes in integral multiples of $1,000 to be tendered):

☐ $_____________*of the 8.00% Senior Convertible Notes due 2009. and not to tender other Convertible Notes, if any, held by the account for the undersigned;

OR

B.	Not to tender any Convertible Notes by you for the account of the undersigned.

☐
* Unless otherwise indicated, the entire principal amount at listed as held by you above will be tendered.
Name(s) of Beneficial Owner(s) (Print Name Please):

Signature(s):

Print Address(es):

Area Code and Telephone Number(s):

Email Address:

Tax Identification or Social Security Number(s):

Date:

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